Exhibit 4
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Common Stock of Tenby Pharma Inc..
     This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: September 25, 2006	THE WIDDER FAMILY LIMITED PARTNERSHIP
By:
	Name:	Kenneth J. Widder, MD
	Title:	General Partner

Dated: September 25, 2006
Kenneth J. Widder, MD

Dated: September 25, 2006
Mary Jacqueline Johnson